Exhibit 99.1

DZS Sells Service Assurance and WiFi Management Software Portfolio to AXON Networks
Transaction expands the strategic partnership between both companies and enables DZS to focus on its category-defining Broadband Networking, Connectivity and Cloud Edge portfolio
DALLAS, Texas and IRVINE, California USA, October 16, 2024 – DZS (OTC: DZSI), a global leader of Networking, Connectivity and Cloud Edge software solutions and AXON Networks (AXON), a global leader of advanced Service Management and Orchestration solutions, today announced the acquisition of DZS’ Service Assurance and WiFi Management software portfolio by AXON Networks. The all-cash, $34 million transaction transfers all CloudCheck, Expresse and TruSpeed assets and IP patents to AXON, along with a highly skilled development team and long-time marquee customers. These products will be integrated into AXON’s Network-as-a-Service (NaaS) portfolio, while DZS will focus its development and go-to-market strategy on its Networking, Connectivity and Cloud Edge portfolio. Today’s transaction also represents an expansion of the strategic partnership between the two companies, enabling cross-selling opportunities.
The Service Assurance and WiFi Management solutions included in the transaction adds to AXON’s growing Software Defined Networking portfolio, enabling the company to deliver a comprehensive NaaS platform to service providers and optimize the overall quality of experience for its customers.
“We have been working with AXON for the past two years on a variety of technology advancements spanning SDN and network edge-to-home broadband solutions,” said Charlie Vogt, President and CEO, DZS. “We acquired Expresse and CloudCheck from ASSIA in 2022 to accelerate the market adoption for our networking and connectivity products through cross-selling and sales synergies, which we have achieved. The enhanced partnership and sale of our Service Assurance and WiFi Management software business will enable us to continue investing and differentiating our Networking, Connectivity and Cloud Edge solutions. AXON Networks is well-positioned to accelerate the next phase of innovation of Expresse, CloudCheck, and TruSpeed within their strong portfolio of software solutions.”
“AXON Networks is at the forefront of the telecommunications industry, driving a level of innovation that delivers unmatched network management and orchestration solutions for service providers across the globe,” said Martin Manniche, Founder and CEO of AXON Networks. “The transfer of DZS’ Service Assurance and WiFi Management software to the AXON portfolio and the addition of new engineers from the acquisition creates a combined development team that will be one of the largest and strongest of its kind. Expresse and CloudCheck engineers and customers joining AXON can rest assured that we will continue to invest in this solution portfolio, and we look forward to creating tremendous value for all our customers, employees and investors as we go forward, enabling us to continue to offer new solutions and expand both our capabilities and our global footprint.”
As the broadband access industry begins to normalize after recent challenges with supply chain driven excess inventory and as numerous broadband government-led stimulus programs begin to emerge, DZS faces an opportune window to double-down on its category-defining Networking, Connectivity and Cloud Edge solutions. The company looks forward to its expanded relationship with AXON to capitalize on these new opportunities and the power of partnership.
AXON’s mission is to enable Internet Service Providers (ISPs) to evolve from traditional service providers to providers of a total networking experience for their customers. The company does that by providing real-time orchestration solutions and access to powerful analytics data, as well as cloud-native network management and digital twin technologies. AXON is the only provider that can bring every network segment together in a hybrid network architecture, defragmenting the network and orchestrating all segments from end-to-end. The addition of the DZS assets to the AXON portfolio reflects AXON Networks’ industry leadership and financial strength as it continues to advance broadband networking technology around the world. As a result of the transaction, AXON Networks is well-positioned to address the challenge of managing end-to-end network operations for service providers through seamless and scalable solutions.

About AXON Networks
AXON Networks was created from the recognition that ISPs need to move beyond simple billing relationships with their customers to a new focus on delivering a total network experience and strengthening their relationships with the end user.
Born from Greenwave Systems - a leader in network connectivity solutions - AXON Networks is committed to helping ISPs deliver the Quality of Experience their customers demand from their broadband connectivity provider.
AXON Networks empowers global operators to offer a total software-defined, networking experience. AXON's Orchestration Platform offers a single solution for any network, any device, or any service, anywhere. Our mission is to empower global operators to transform their networks to deliver the best customer experience and service. For more information, please visit www.axon-networks.com.
About DZS
DZS (OTC: DZSI), a global leader of Networking, Connectivity and Cloud Edge software solutions is enabling broadband everywhere.
For further information see: www.DZSi.com
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/
AXON Networks Media Contact:
John O’Malley
The Guyer Group
585.261.5899
john@guyergroup.com
DZS Media Contact:
Geoff Burke, SVP Marketing and Investor Relations
Email: IR@dzsi.com